News Release

SPRINT HITS INFLECTION POINT IN ITS TURNAROUND BY REPORTING POSITIVE POSTPAID PHONE NET ADDITIONS AND RECORD LOW POSTPAID CHURN IN THE SECOND FISCAL QUARTER OF 2015

•	First national carrier on record to improve postpaid churn from the April-June quarter to the July-September quarter

•	Best-ever Sprint platform postpaid churn of 1.54 percent improved 64 basis points year-over-year

•	Sprint platform total net additions of 1.1 million improved nearly 80 percent compared to the prior year quarter

◦	Nearly 4 million total net additions in last four quarters

•	Sprint platform postpaid net additions of 553,000 compared to net losses of 272,000 in prior year quarter

◦	Postpaid net port positive for the third consecutive quarter

•	Sprint platform postpaid phone net additions of 237,000 mark the first quarterly additions in over two years

◦	Improved sequentially for the sixth consecutive quarter and by over 700,000 year-over-year

◦	Includes 199,000 prepaid to postpaid migrations

•	Operating loss of $2 million; Adjusted EBITDA* of $2.0 billion grew 45 percent year-over-year

OVERLAND PARK, Kan. - Nov. 3, 2015 - Sprint Corporation (NYSE: S) today reported operating results for the second fiscal quarter of 2015, including growth in postpaid phone customers for the first time in over two years, record low postpaid churn, and over 1 million total net additions. The company also reported net operating revenue of $8 billion, operating loss of $2 million, and Adjusted EBITDA* of $2 billion.

“As seen in our quarterly results, American consumers are happy to switch to Sprint because they appreciate great products and great service at a great price,” said Sprint CEO Marcelo Claure. “This quarter marked an inflection point in our turnaround journey, as we achieved positive postpaid phone net additions for the first time in over two years. In addition, we set another record low for postpaid churn and improved sequentially in the September quarter, something no US carrier has ever done before.”

Company Reaches Important Milestone with Positive Postpaid Phone Net Additions
During the past year, Sprint has focused on attracting and retaining more postpaid phone customers by providing an improved customer experience and a compelling value proposition, including the launch of the iPhone® Forever program, which allows customers to always be eligible to upgrade to the latest iPhone. The company reported positive postpaid phone net additions in the quarter for the first time in over two years and, based on October results, has seen positive postpaid phone net additions for six consecutive months, a streak not seen in nearly three years.

The company also reported the following Sprint platform results:

•	Total net additions were 1.1 million compared to 590,000 in the prior year quarter - an improvement of 466,000 year-over-year.

•
Postpaid net additions of 553,000 compared to net losses of 272,000 in the prior year quarter - an improvement of 825,000 year-over-year. During the quarter 199,000 prepaid customers with consistent payment history migrated to postpaid, with 175,000 of these migrations now included as postpaid customers under their respective Boost and Virgin brands. Excluding total migrations from prepaid, postpaid net additions would have been 354,000 and improved by 626,000 year-over-year.

News Release

•
Postpaid phone net additions were 237,000 compared to net losses of 500,000 in the prior year quarter - an improvement of 737,000 year-over-year. Excluding migrations from prepaid, postpaid phone net additions would have been 38,000 and improved by 538,000 year-over-year.

•
Prepaid net losses of 363,000 compared to net additions of 35,000 in the prior year quarter - a decline of 398,000 year-over-year. Excluding migrations to postpaid, prepaid net losses would have been 164,000 and declined by 199,000 year-over year.

•	Wholesale net additions of 866,000 compared to 827,000 in the prior year quarter - an improvement of 39,000 year-over-year.

Quarterly Financial Results

•
Net operating revenues of $8 billion decreased six percent year-over-year, as customer shifts to rate plans associated with device financing options and postpaid phone customer losses from prior periods drove lower wireless service revenues. Wireless service revenues plus installment plan billings and lease revenue of $7.1 billion increased slightly from the prior year period.

•
Consolidated Adjusted EBITDA* of $2 billion grew 45 percent from the prior year period, as expense reductions more than offset the decline in service revenues. Total expenses improved primarily due to lower cost of product expenses related to device leasing options for which the associated cost is recorded as depreciation expense and lower bad debt expense as a result of a higher acquisition mix of prime credit quality customers in recent quarters.

•
Operating loss of $2 million compares to an operating loss of $192 million in the year-ago quarter, an improvement of $190 million due to the items identified in Adjusted EBITDA* above, partially offset by higher depreciation expenses related to leased device assets and severance costs related to work force reductions in the prior year quarter.

•	Net loss of $585 million, or $0.15 per share, compared to a net loss of $765 million, or $0.19 per share, in the year-ago period.

•
Total liquidity was $5.9 billion at the end of the quarter, and the company had an additional $1.2 billion of availability under vendor financing agreements that can be used toward the purchase of 2.5 GHz network equipment.

Further Cost Reductions Expected
Sprint plans to achieve a sustainable reduction of $2 billion or more of run rate operating expenses in fiscal 2016, excluding any transformation program costs to achieve that run rate benefit.

Funding the Turnaround
Sprint continues to work toward utilizing its assets to help fund the business and fuel future growth. The company has made significant progress working with SoftBank and others to establish a handset leasing company and expects to close in the next few weeks. In combination with the aforementioned plans for significant operating expense reductions, Sprint expects the handset leasing company and other upcoming financing structures to sufficiently meet the company’s cash needs for the foreseeable future.

Network Experience Continues to Improve With Carrier Aggregation Deployment
Sprint remains focused on building a network that delivers the consistent reliability, capacity and speed that customers demand. During the quarter, the company continued deploying two-channel (2x20 MHz) carrier aggregation in the 2.5 GHz band, which produces more capacity and higher data speeds, in 80 markets across the country. Sprint currently has twelve devices that are 2x20 capable, including the recently introduced iPhone® 6s and Galaxy® S6 models.

Third-party sources continue to validate Sprint’s improvements in the network experience.

•
Independent mobile analytics firm RootMetrics® awarded Sprint almost 55 percent more first-place (outright or shared) RootScore® Awards for overall, reliability, speed, data, call, or text network performance in the 54 metro markets measured so far in the second half of 2015 compared to the year-ago period[i]. The company also saw median downlink speeds in these markets increase by 66 percent on average from the year-ago period, including impressive results in the Denver market, where Sprint received a first-place ranking in network speed for its broad deployment of 2x20 carrier aggregation.

News Release

•
PC Magazine looked at speed test results for LTE connections on Sprint iPhones in early October, finding average download speeds on the two new devices were 50 percent faster than the last generation and the iPhone® 6s demonstrated peak speeds of over 120 Mbps.

The company remains committed to its plan of significantly densifying the network and continuing to improve performance.

Financial Outlook

•
Including transformation program costs, the company now expects fiscal year 2015 Adjusted EBITDA* to be at the low end of the previous expectation of $7.2 to $7.6 billion. This excludes any impacts from the potential sale of certain devices being leased by our customers.

•	The company continues to expect fiscal year 2015 cash capital expenditures to be approximately $5 billion, excluding the impact of leased devices sold through indirect channels.

Conference Call and Webcast

•	Date/Time: 8:30 a.m. (ET) Tuesday, Nov. 3, 2015

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 56083433)

◦	International: 706-634-7849 (ID: 56083433)

•	Webcast available via the Internet at www.sprint.com/investors

•	Additional information about results, including the “Quarterly Investor Update,” is available on our Investor Relations website

Contact Information

•	Media Contact: Dave Tovar, 913-315-1451, David.Tovar@sprint.com

•	Investor Contact: Jud Henry, 800-259-3755, Investor.Relations@sprint.com

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	9/30/15	6/30/15	9/30/14	9/30/15	9/30/14
Sprint platform (1):
Net additions (losses) (in thousands)
Postpaid (2)	553	310	(272)	863	(453)
Prepaid (2)	(363)	(366)	35	(729)	(507)
Wholesale and affiliate	866	731	827	1,597	1,330
Total Sprint platform wireless net additions	1,056	675	590	1,731	370

End of period connections (in thousands)
Postpaid (2)	30,569	30,016	29,465	30,569	29,465
Prepaid (2)	14,977	15,340	14,750	14,977	14,750
Wholesale and affiliate	12,322	11,456	9,706	12,322	9,706
Total Sprint platform end of period connections	57,868	56,812	53,921	57,868	53,921

Churn
Postpaid	1.54%	1.56%	2.18%	1.55%	2.12%
Prepaid	5.07%	5.08%	3.76%	5.07%	4.10%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	1,576	1,439	1,039	1,576	1,039
Wholesale and affiliate	7,338	6,620	4,635	7,338	4,635
Total	8,914	8,059	5,674	8,914	5,674

Supplemental data - total company
End of period connections (in thousands)
Sprint platform (1)	57,868	56,812	53,921	57,868	53,921
Transactions (3)	710	856	1,116	710	1,116
Total	58,578	57,668	55,037	58,578	55,037

Sprint platform ARPU (1) (a)
Postpaid	$54.02	$55.48	$60.58	$54.74	$61.33
Prepaid	$27.54	$27.81	$27.19	$27.68	$27.28
NON-GAAP RECONCILIATION - ABPA*, POSTPAID PHONE ARPU AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, ARPU, and ABPU*)

	Quarter to Date			Year to Date
	9/30/15	6/30/15	9/30/14	9/30/15	9/30/14
Sprint platform ABPA* (1) (b)
Postpaid service revenue	$4,900	$4,964	$5,377	$9,864	$10,930
Add: Installment plan billings and lease revenue	694	554	193	1,248	330
Total for Sprint platform postpaid connections	$5,594	$5,518	$5,570	$11,112	$11,260

Sprint platform postpaid accounts (in thousands)	11,226	11,175	11,521	11,201	11,637
Sprint platform postpaid ABPA*	$166.05	$164.63	$161.12	$165.34	$161.23

	Quarter to Date			Year to Date
	9/30/15	6/30/15	9/30/14	9/30/15	9/30/14
Sprint platform postpaid phone ARPU and ABPU* (1)
Postpaid phone service revenue	$4,615	$4,682	$5,096	$9,297	$10,390
Add: Installment plan billings and lease revenue	665	531	183	1,196	312
Total for Sprint platform postpaid phone connections	$5,280	$5,213	$5,279	$10,493	$10,702

Sprint platform postpaid average phone connections (in thousands)	24,915	24,856	25,499	24,885	25,785
Sprint platform postpaid phone ARPU (a)	$61.74	$62.79	$66.62	$62.26	$67.16
Sprint platform postpaid phone ABPU* (c)	$70.64	$69.91	$69.02	$70.27	$69.18
(a) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections.
Sprint platform postpaid phone ARPU represents revenues related to our postpaid phone connections.
(b) Sprint platform postpaid ABPA* is calculated by dividing service revenue earned from connections plus installment plan billings and lease revenue by the sum of the monthly average number of accounts during the period.
(c) Sprint platform postpaid phone ABPU* is calculated by dividing postpaid phone service revenue earned from postpaid phone connections plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period.

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Quarter to Date			Year to Date
	9/30/15	6/30/15	9/30/14	9/30/15	9/30/14

Net operating revenues
Service revenue	$6,880	$7,037	$7,449	$13,917	$15,132
Equipment revenue	1,095	990	1,039	2,085	2,145
Total net operating revenues	7,975	8,027	8,488	16,002	17,277
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	2,453	2,393	2,429	4,846	4,949
Cost of products (exclusive of depreciation and amortization below)	1,290	1,365	2,372	2,655	4,530
Selling, general and administrative	2,224	2,187	2,301	4,411	4,585
Depreciation and amortization	1,743	1,588	1,294	3,331	2,575
Impairments (4)	85	—	—	85	—
Other, net	182	(7)	284	175	311
Total net operating expenses	7,977	7,526	8,680	15,503	16,950
Operating (loss) income	(2)	501	(192)	499	327
Interest expense	(542)	(542)	(510)	(1,084)	(1,022)
Other income, net	5	4	8	9	9
Loss before income taxes	(539)	(37)	(694)	(576)	(686)
Income tax (expense) benefit	(46)	17	(71)	(29)	(56)
Net loss	$(585)	$(20)	$(765)	$(605)	$(742)
Basic and diluted net loss per common share	$(0.15)	$(0.01)	$(0.19)	$(0.15)	$(0.19)
Weighted average common shares outstanding	3,969	3,967	3,949	3,968	3,947
Effective tax rate	-8.5%	45.9%	-10.2%	-5.0%	-8.2%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/15	6/30/15	9/30/14	9/30/15	9/30/14

Net loss	$(585)	$(20)	$(765)	$(605)	$(742)
Income tax expense (benefit)	46	(17)	71	29	56
Loss before income taxes	(539)	(37)	(694)	(576)	(686)
Other income, net	(5)	(4)	(8)	(9)	(9)
Interest expense	542	542	510	1,084	1,022
Operating (loss) income	(2)	501	(192)	499	327
Depreciation and amortization	1,743	1,588	1,294	3,331	2,575
EBITDA*	1,741	2,089	1,102	3,830	2,902
Impairments (4)	85	—	—	85	—
Severance and exit costs (5)	25	13	284	38	311
Litigation (6)	157	—	—	157	—
Reduction in liability - U.S. Cellular asset acquisition (7)	—	(20)	—	(20)	—
Adjusted EBITDA*	$2,008	$2,082	$1,386	$4,090	$3,213
Adjusted EBITDA margin*	29.2%	29.6%	18.6%	29.4%	21.2%
Selected items:
Cash paid for capital expenditures - network and other	$1,162	$1,802	$1,143	$2,964	$2,389
Cash paid for capital expenditures - leased devices	$573	$544	$—	$1,117	$—

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/15	6/30/15	9/30/14	9/30/15	9/30/14

Net operating revenues
Service revenue
Sprint platform (1):
Postpaid	$4,900	$4,964	$5,377	$9,864	$10,930
Prepaid	1,252	1,300	1,197	2,552	2,418
Wholesale, affiliate and other	185	181	181	366	344
Total Sprint platform	6,337	6,445	6,755	12,782	13,692

Total transactions (3)	84	105	135	189	285
Total service revenue	6,421	6,550	6,890	12,971	13,977

Equipment revenue	1,095	990	1,039	2,085	2,145
Total net operating revenues	7,516	7,540	7,929	15,056	16,122

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	2,111	2,005	1,988	4,116	4,037
Cost of products (exclusive of depreciation and amortization below)	1,290	1,365	2,372	2,655	4,530
Selling, general and administrative	2,136	2,096	2,199	4,232	4,392
Depreciation and amortization	1,694	1,540	1,232	3,234	2,444
Impairments (4)	85	—	—	85	—
Other, net	181	(8)	248	173	271
Total net operating expenses	7,497	6,998	8,039	14,495	15,674
Operating income (loss)	$19	$542	$(110)	$561	$448

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/15	6/30/15	9/30/14	9/30/15	9/30/14

Operating income (loss)	$19	$542	$(110)	$561	$448
Impairments (4)	85	—	—	85	—
Severance and exit costs (5)	24	12	248	36	271
Litigation (6)	157	—	—	157	—
Reduction in liability - U.S. Cellular asset acquisition (7)	—	(20)	—	(20)	—
Depreciation and amortization	1,694	1,540	1,232	3,234	2,444
Adjusted EBITDA*	$1,979	$2,074	$1,370	$4,053	$3,163
Adjusted EBITDA margin*	30.8%	31.7%	19.9%	31.2%	22.6%
Selected items:
Cash paid for capital expenditures - network and other	$1,003	$1,640	$989	$2,643	$2,109
Cash paid for capital expenditures - leased devices	$573	$544	$—	$1,117	$—

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/15	6/30/15	9/30/14	9/30/15	9/30/14
Net operating revenues
Voice	$212	$233	$294	$445	$621
Data	43	49	53	92	109
Internet	323	328	340	651	685
Other	31	20	21	51	39
Total net operating revenues	609	630	708	1,239	1,454

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	495	534	593	1,029	1,219
Selling, general and administrative	85	87	88	172	173
Depreciation and amortization	48	46	60	94	127
Other, net	1	1	35	2	39
Total net operating expenses	629	668	776	1,297	1,558
Operating loss	$(20)	$(38)	$(68)	$(58)	$(104)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/15	6/30/15	9/30/14	9/30/15	9/30/14

Operating loss	$(20)	$(38)	$(68)	$(58)	$(104)
Severance and exit costs (5)	1	1	35	2	39
Depreciation and amortization	48	46	60	94	127
Adjusted EBITDA*	$29	$9	$27	$38	$62
Adjusted EBITDA margin*	4.8%	1.4%	3.8%	3.1%	4.3%
Selected items:
Cash paid for capital expenditures - network and other	$63	$68	$65	$131	$124

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year to Date
	9/30/15	9/30/14
Operating activities
Net loss	$(605)	$(742)
Impairments (4)	85	—
Depreciation and amortization	3,331	2,575
Provision for losses on accounts receivable	278	493
Share-based and long-term incentive compensation expense	40	65
Deferred income tax expense	28	28
Amortization of long-term debt premiums, net	(157)	(149)
Other changes in assets and liabilities:
Accounts and notes receivable	(1,357)	(828)
Inventories and other current assets	173	(155)
Accounts payable and other current liabilities	(509)	503
Non-current assets and liabilities, net	125	(146)
Other, net	365	63
Net cash provided by operating activities	1,797	1,707

Investing activities
Capital expenditures - network and other	(2,964)	(2,389)
Capital expenditures - leased devices	(1,117)	—
Expenditures relating to FCC licenses	(45)	(79)
Reimbursements relating to FCC licenses	—	95
Change in short-term investments, net	63	53
Proceeds from sales of assets and FCC licenses	4	101
Other, net	(21)	(6)
Net cash used in investing activities	(4,080)	(2,225)

Financing activities
Proceeds from debt and financings	434	—
Repayments of debt, financing and capital lease obligations	(206)	(363)
Proceeds from issuance of common stock, net	8	46
Other, net	9	—
Net cash provided by (used in) financing activities	245	(317)

Net decrease in cash and cash equivalents	(2,038)	(835)

Cash and cash equivalents, beginning of period	4,010	4,970
Cash and cash equivalents, end of period	$1,972	$4,135

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	9/30/15	6/30/15	9/30/14	9/30/15	9/30/14

Net cash provided by operating activities	$1,669	$128	$1,028	$1,797	$1,707

Capital expenditures - network and other	(1,162)	(1,802)	(1,143)	(2,964)	(2,389)
Capital expenditures - leased devices	(573)	(544)	—	(1,117)	—
(Expenditures) reimbursements relating to FCC licenses, net	(19)	(26)	(38)	(45)	16
Proceeds from sales of assets and FCC licenses	3	1	81	4	101
Other investing activities, net	(18)	(3)	(3)	(21)	(6)
Free cash flow*	$(100)	$(2,246)	$(75)	$(2,346)	$(571)

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	9/30/15	3/31/15
ASSETS
Current assets
Cash and cash equivalents	$1,972	$4,010
Short-term investments	103	166
Accounts and notes receivable, net	1,980	2,290
Device and accessory inventory	889	1,359
Deferred tax assets	63	62
Prepaid expenses and other current assets	2,089	1,890
Total current assets	7,096	9,777

Property, plant and equipment, net	21,061	19,721
Goodwill	6,575	6,575
FCC licenses and other	40,025	39,987
Definite-lived intangible assets, net	5,155	5,893
Other assets	939	1,077
Total assets	$80,851	$83,030

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,527	$4,347
Accrued expenses and other current liabilities	4,333	5,293
Current portion of long-term debt, financing and capital lease obligations	1,395	1,300
Total current liabilities	9,255	10,940

Long-term debt, financing and capital lease obligations	32,570	32,531
Deferred tax liabilities	13,929	13,898
Other liabilities	3,940	3,951
Total liabilities	59,694	61,320

Stockholders' equity
Common stock	40	40
Treasury shares, at cost	—	(7)
Paid-in capital	27,517	27,468
Accumulated deficit	(5,988)	(5,383)
Accumulated other comprehensive loss	(412)	(408)
Total stockholders' equity	21,157	21,710
Total liabilities and stockholders' equity	$80,851	$83,030

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	9/30/15	3/31/15

Total Debt	$33,965	$33,831
Less: Cash and cash equivalents	(1,972)	(4,010)
Less: Short-term investments	(103)	(166)
Net debt*	$31,890	$29,655

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

			9/30/15
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
7.125% Notes due 2024	7.125%	06/15/2024	2,500
7.625% Notes due 2025	7.625%	02/15/2025	1,500
Sprint Corporation			10,500

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 2)	4.077%	12/15/2015	500
Export Development Canada Facility (Tranche 3)	3.783%	12/17/2019	300
6% Senior notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed notes due 2020	7.000%	03/01/2020	1,000
7% Senior notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			14,080

Sprint Capital Corporation
6.9% Senior notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
14.75% First-priority senior secured notes due 2016	14.750%	12/01/2016	300
8.25% Exchangeable notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			929

Secured equipment credit facilities	1.991% - 2.385%	2017 - 2020	889

Tower financing obligation	6.093%	08/31/2021	244
Capital lease obligations and other	2.348% - 10.517%	2015 - 2023	173
Total principal			33,019

Net premiums			946
Total debt			$33,965
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $435 million in letters of credit outstanding under the unsecured revolving bank credit facility, and (iii) all capital leases and other financing obligations.

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)	Sprint platform refers to the Sprint network that supports the wireless service we provide through our multiple brands.

(2)
During the quarter ended September 30, 2015, the Company introduced a program to provide certain tenured Boost and Virgin Mobile prepaid subscribers with an extension of credit for their use of wireless service. Subscribers who opt-into this program may also qualify for certain device offers and/or service credits. Approximately 175,000 subscribers migrated from the prepaid subscriber base and into the postpaid subscriber base under their respective Boost and Virgin Mobile brands as a result of their decision to choose to participate in this program. In mid-June 2015, we implemented a program targeting our high tenure prepaid subscribers with consistent payment history, providing them the option to become a postpaid subscriber. During the three-month period ended September 30, 2015, approximately 24,000 prepaid subscribers with a consistent payment history switched to a postpaid plan as part of this program.

(3)
Postpaid and prepaid connections from transactions are defined as retail postpaid and prepaid connections acquired from Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(4)
During the three-month period ended September 30, 2015, we recorded $85 million of asset impairments primarily related to network development costs that are no longer relevant as a result of changes in the Company's network plans.

(5)
Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under our backhaul access contracts for which we will no longer be receiving any economic benefit, and severance costs associated with reduction in our work force.

(6)	For the second quarter of fiscal year 2015, litigation activity is a result of unfavorable developments in connection with pending litigation.

(7)
As a result of the U.S. Cellular asset acquisition, we recorded a liability related to network shut-down costs, which primarily consisted of lease exit costs, for which we agreed to reimburse U.S. Cellular. During the first quarter of fiscal year 2015, we revised our estimate and, as a result, reduced the liability resulting in approximately $20 million of income.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Sprint Platform Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid customer billings per account as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid account each month.

Sprint Platform Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid phone customer billings as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served more than 58.6 million connections as of September 30, 2015 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

i Rankings based on 54 corresponding RootMetrics Metro RootScore Reports from 2H 2014 and 2H 2015 (July 1 - Oct 12, 2015) for mobile performance as tested on best available plans and devices on four mobile networks across all available network types. Your experiences may vary. The RootMetrics award is not an endorsement of Sprint. Visit www.rootmetrics.com for more details.

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